SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2005

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18881 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On November 14, 2005, Bradley Pharmaceuticals, Inc. entered into a $110 million credit facility with a syndicate of lenders led by Wachovia Bank, National Association (the “New Facility”) that replaced Bradley’s existing $125 million credit facility with Wachovia Bank, National Association (the “Old Facility”). The New Facility is comprised of an $80 million term loan and a $30 million revolving line of credit. The New Facility’s term loan and revolver both mature on November 14, 2010 and are secured by a lien upon substantially all of Bradley’s assets, including those of its subsidiaries, and is guaranteed by Bradley’s domestic subsidiaries.

        Concurrently with the closing of the New Facility, Bradley repaid all amounts due under its 4% Convertible Senior Subordinated Notes (the “Notes”) and the related Indenture, including all default interest and other payments, and paid all fees and expenses in connection with the New Facility. In connection with the closing of the New Facility, the payment of related fees, the satisfaction of all amounts outstanding under the Old Facility, and the repayment of all amounts due under the Notes and the related Indenture, including all default interest and other payments, Bradley used all of the proceeds of the New Facility’s term loan and approximately $22 million of its cash-on-hand. After such payments, Bradley currently has approximately $55 million in cash and short-term investments and $30 million available under the New Facility’s revolving line of credit. Since the Notes have been extinguished and are no longer convertible into shares of common stock, there are now 1.85 million fewer shares of Bradley’s common stock outstanding on a fully diluted basis, or approximately 16.3 million shares outstanding on a fully diluted basis. In addition, since the Notes have been extinguished, Bradley no longer has an adjustment for quarterly after-tax interest expense and other of approximately $245,000 in determining earnings per share on a fully diluted basis.

        Amounts outstanding under the New Facility accrue interest at Bradley’s choice from time to time of either (i) the alternate base rate (which is equal to the greater of the applicable prime rate or the federal funds effective rate plus 1/2 of 1%) plus 3%; or (ii) a rate equal to the sum of the applicable LIBOR rate plus 4%. In addition, the lenders under the New Facility are entitled to customary facility fees based on unused commitments under the New Facility and outstanding letters of credit.

        The financial covenants under the New Facility require that Bradley maintain (i) a leverage ratio (which is a ratio of funded debt, of Bradley and its subsidiaries, to consolidated EBITDA) less than or equal to 2.50 to 1.00 beginning with the fiscal quarter ended September 30, 2005; (ii) a fixed charge coverage ratio (which is a ratio of (A) consolidated EBITDA minus consolidated capital expenditures made in cash to (B) the sum of consolidated interest expense made in cash, scheduled funded debt payments, total federal, state, local and foreign income, value added and similar taxes paid or payable in cash, and certain restricted payments) greater than or equal to 1.50 to 1.00 beginning with the fiscal quarter ended September 30, 2005; (iii) not less than $25 million of unrestricted cash and cash equivalents on its balance sheet at all times; and (iv) upon receipt of the audited financial statements for the fiscal year ended 2004, pro forma for the Bioglan acquisition consolidated EBITDA of at least $42.2 million. As of the date of this report, Bradley is in compliance with those covenants, the entire $80 million term loan is outstanding and no amounts are outstanding under the revolving credit facility.

        As a condition to the closing of the New Facility, Bradley was required to cause all indebtedness, liabilities and other obligations owing under the Notes and the related Indenture to be repaid in full. On November 14, 2005, Bradley paid a total of $38,429,898 (the “Payoff Amount”) to the trustee under the Indenture as payment in full of all amounts due and owing under the Notes and the Indenture, which Payoff Amount consisted of $37,000,000 in principal amount of the Notes, and an aggregate of $1,429,898 for accrued but unpaid interest thereon and payment for liquidated damages pursuant to the terms of the related Registration Rights Agreement, dated June 11, 2003, by and among Bradley and UBS Securities LLC and Raymond James & Associates, Inc. Upon payment of the Payoff Amount to the trustee, the Notes were paid in full and the Indenture was terminated, except for certain indemnification obligations that survive the termination of the Indenture. Immediately prior to the repayment of the Notes, the administrative agent for the lenders party to the Old Facility terminated the Payment Blockage Period under the Indenture that had arisen from a notice to the trustee, dated May 20, 2005, advising the trustee that certain non-payment defaults existed under the Old Facility.

        The foregoing description of the New Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference. Please see the Credit Agreement and the press release relating to the New Facility, attached as exhibits to this Form 8-K, for further information.

Item 1.02. Termination of a Material Definitive Agreement.

        On November 14, 2005, Bradley terminated the Credit Agreement, dated September 28, 2004, among Bradley, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent, General Electric Capital and Citibank F.S.B., as Co-Syndication Agents and PNC Bank and Keybank National Association, as Co-Documentation Agents. Bradley replaced this $125 million credit facility with the $110 million credit facility described under Item 1.01 above. The Credit Agreement for the $125 million credit facility was previously filed as Exhibit 10.1 to Bradley’s Current Report on Form 8-K filed on September 30, 2005.

        In connection with the closing of Bradley’s $110 million credit facility, on November 14, 2005, Bradley paid a total of $38,429,898 to the trustee under the Indenture as payment in full of all amounts due and owing under the Notes and the Indenture. Upon this payment to the trustee, the Indenture was terminated, except for certain indemnification obligations that survive the termination of the Indenture. The Indenture was previously filed as Exhibit 4.1 to Bradley’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 that was filed on August 14, 2003.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information set forth above in Item 1.01 is hereby incorporated into Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

        The following exhibits are filed pursuant to Item 601 of Regulation S-K:

No.	Description

10.1	Amended and Restated Credit Agreement, dated November 14, 2005, among Bradley Pharmaceuticals, Inc., certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent, JPMorgan Chase Bank, as syndication agent, and General Electric Capital Corporation, as documentation agent.

99.1	Press release dated November 15, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ R. Brent Lenczycki R. Brent Lenczycki, CPA Chief Financial Officer and Vice President

Dated: November 17, 2005

EXHIBIT LIST

No.	Description

10.1	Amended and Restated Credit Agreement, dated November 14, 2005, among Bradley Pharmaceuticals, Inc., certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent, JPMorgan Chase Bank, as syndication agent, and General Electric Capital Corporation, as documentation agent.

99.1	Press release dated November 15, 2005.